TERM NOTE

$425,000.00 Midland, Texas September 28, 2006

1. For value received, ESCONDE RESOURCES LP, a Texas limited partnership (the “Maker”), promises to pay to the order of CHARLES W. DARTER, JR., (hereinafter called the “Lender”), at its offices at 8008 Slide Road, Suite 7, Lubbock, Lubbock County, Texas 79424, in lawful money of the United States of America, the sum of FOUR HUNDRED TWENTY-FIVE THOUSAND and NO/100 DOLLARS ($425,000.00), together with interest on the principal amount from time to time outstanding hereunder, from the date of each disbursement of such principal until maturity, at a rate of interest of ten percent (10%) per annum, but in no event to exceed the “Highest Lawful Rate”.

2. This Note is executed pursuant to the terms of that certain Asset Purchase Agreement, dated as of September 28, 2006, by and among Maker, as Borrower and the Lender. This Note incorporates by reference the terms of the Asset Purchase Agreement.

3. If at maturity or final payment of this Note the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Variable Rate had at all times been in effect, then Maker agrees to pay to Lender, to the extent permitted by law, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on this Note if the Highest Lawful Rate had at all times been in effect, or (ii) the amount of interest which would have accrued if the Variable Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Note.

4. The term “Highest Lawful Rate” will mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, collected or received by the Lender in connection with this Note under laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

5. This Note shall be payable at maturity on October 15, 2007, at which time all of the outstanding principal and accrued, unpaid interest hereunder shall be due and payable in full.

6. All past due principal and interest on this Note will bear interest from the maturity thereof until paid, at the Highest Lawful Rate. Interest on this Note will be computed on a 365/365 or 366 simple interest basis, depending upon the number of days in the applicable year; that is, by applying the ratio of the annual interest over a year of 365 or 366 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal is outstanding.

7. If an Event of Default should occur under the terms of the Asset Purchase Agreement or the Deed of Trust, thereupon at the option of Lender, the principal balance and accrued interest of the Note, and any and all other indebtedness of Maker to Lender will become and be due and payable forthwith without demand, notice of default, notice of acceleration, notice of intent to accelerate the maturity hereof, notice of nonpayment, presentment, protest or notice of dishonor, all of which are hereby expressly waived by Maker and each other liable party. Lender may waive any default without waiving any prior or subsequent default.

8. To the extent not prohibited by applicable law, Maker will pay all costs and expenses and reimburse Lender for any and all expenditures of every character incurred or expended from time to time, regardless of whether a default or event of default will have occurred, in connection with (a) Lender’s evaluating, monitoring, administering and protecting the Mortgaged Property, as hereinafter defined, in connection with it, and (b) Lender’s creating, perfecting or realizing upon Lender’s security interest in and liens on the Mortgaged Property, and all costs and expenses relating to Lender’s exercising any of its rights and remedies under this or any other instrument now or hereafter securing the Indebtedness or at law, including, without limitation, all filing fees, taxes, brokerage fees and commissions, title review and abstract fees, Uniform Commercial Code search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys’ fees, legal expenses, court costs, fees and expenses incurred in connection with any complete or partial liquidation of the Mortgaged Property, and all fees and expenses for any professional services relating to the Mortgaged Property or any operations conducted in connection with it; provided, however, that no right or option granted by Maker or Lender or otherwise arising pursuant to any provision of this or any other instrument will be deemed to impose or admit a duty on the Lender to supervise, monitor or control any aspect of the character or condition of the Mortgaged Property or any operations conducted in connection with it for the benefit of Maker or any other person or entity other than the Lender.

9. If this Note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, Lenderruptcy, receivership, reorganization, arrangement or other legal proceedings for collection hereof, Maker and each other liable party agree to pay Lender its collection costs, including a reasonable amount for attorney’s fees, but in no event to exceed the maximum amount permitted by law. Maker and each other liable party are and will be directly and primarily, jointly and severally, liable for the payment o fall sums called for hereunder, and Maker and each other liable party hereby expressly waive bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security, and Maker and each other liable party hereby consent to and agree to remain liable hereon regardless of any renewals, extensions for any period or rearrangements hereof, or partial prepayments hereon, or any release or substitution of security hereof, in whole or in part, with or without notice, from time to time, before or after maturity.

10. It is the intent of the Maker and Lender in the execution and performance of this note to contract in strict compliance with the usury laws of the State of Texas and the United States of America from time to time in effect. For purposes hereof, “interest” will include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged or received under this note. In furtherance thereof, the Lender and the Maker stipulate and agree that none of the terms and provisions contained in this note, will ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Highest Lawful Rate. In the event the Lender or any other holder of the note ever charges or contracts for any amount in excess of lawful interest, the documents or instruments constituting such charge or contract will be ipso facto modified without any further action by any party so that no amount in excess of lawful interest will be charged or contracted for. If the Lender or any other holder of the note ever receives, collects or applies as interest any amount in excess of lawful interest, such amount which would be excessive interest will be applied to the reduction of the unpaid principal balance of the note, and, if upon such application the principal balance of the note is paid in full, any remaining excess will be forthwith paid to the Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, the Maker and the Lender will, to the maximum extent permitted under applicable law, (a) treat all advances as but a single extension of credit (and the Maker and the Lender agree that such is the case and that provision herein for multiple advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) “spread” the total amount of interest throughout the entire contemplated term of the note. The provisions of this paragraph will control over all other provisions of the note or other documents executed in connection with this note which may be in apparent conflict herewith.

11. Maker reserves the option of prepaying the principal of this Note, in whole or in part, at any time after the date hereof without penalty. At the option of Lender, it may demand (at any time at or after prepayment) all accrued and unpaid interest with respect to the principal amount prepaid through the date of prepayment. All amounts of principal so prepaid and received by the owner and holder of this Note will be applied to the last maturing installments of this Note in their inverse order of maturity.

12. If Maker is composed of more than one person or entity, whether as individuals, partners, partnership, or corporation, each such person or entity will be jointly and severally liable for Maker’s obligations hereunder.

13. This Note is secured by that certain Deed of Trust, or amendments thereto, of even date herewith, executed by Maker in favor of the Lender, covering certain oil and gas properties owned by Maker in Garza County, Texas, as well as a pledge of certain units in Maker. Any failure to describe all or part of the security will not be considered as a waiver of such security.

14. Unless otherwise specified below, this Note shall be construed under and governed by the laws of the State of Texas (including applicable federal law), but in any event TEX. FIN. CODE ANN. SECTION 346.001 et. seq. (which regulates certain revolving loan accounts and revolving tripartite accounts) shall not apply to the loan evidenced by this Note.

15. Unless changed in accordance with the law, the applicable rate ceiling under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in TEX. FIN. CODE ANN. Section 303.001 et seq., as amended.

16. Maker warrants and represents to the Lender, and to all other holders of this note that all loans evidenced by this Note are and will be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in TEX. REV. CIV. STAT. ANN. ART. 5069-ID. 201, as amended.

17. By execution of this Note, Maker acknowledges the receipt of the following notices from Lender:

“THIS NOTE, AND ALL OTHER LOAN PAPERS EXECUTED SUBSTANTIALLY CONCURRENTLY HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.”

“THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.”

Address:
415 W. Wall, Suite 625
Midland, Texas 79701

ESCONDE RESOURCES LP

By: Esconde Energy LP, General Partner

By: /s/ Ronnie L. Steinocher

Ronnie L. Steinocher, Managing Member

By: /s/ Paul W. Heard

Paul W. Heard, Managing Member

By: Pierce-Hamilton Energy Partners LP, Managing Member

By: Muscoda Hill Energy LLC, General Partner

BY:/s/ Lisa Hamilton

Lisa Hamilton, President

MAKER

/s/ CHARLES J. DARTER

CHARLES J. DARTER, JR.

LENDER